EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIVERSIFIED HEALTH & FITNESS, INC.

Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Diversified Health & Fitness, Inc. (hereinafter the “Corporation”), a Florida corporation, and desiring to amend and restate its Articles of Incorporation, does hereby certify:

FIRST:  Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on July 23, 2007, Document No. P07000083164.

SECOND:  Amended and restated articles of incorporation were adopted by all of the directors and a majority of the holders of the voting stock of the Corporation pursuant to sections 607.0821 and 607.0704 of the Florida Business Corporation Act on July 25, 2007. The number of votes cast for the amendment to the Corporation’s Articles of Incorporation was sufficient for approval.

THIRD:  The text of the Articles of Incorporation are hereby amended and restated as herein set forth in full and shall supersede the original Articles of Incorporation.

ARTICLE I

NAME

The name of the Corporation is DIVERSIFIED HEALTH & FITNESS, INC.

ARTICLE II

DURATION

The term of existence of the Corporation is perpetual.

ARTICLE III

PURPOSE

The Corporation may transact any and all lawful business for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV

PRINCIPAL OFFICE AND MAILING ADDRESSES

The principal office and mailing address of the Corporation is 4800 Fairway Drive, Suite 101, Deerfield Beach, FL 33441.

ARTICLE V

CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 55,000,000 shares, of which

(i)

Fifty Million (50,000,000) shares shall be designated Common Stock, $0.001 par value. Each issued and outstanding share of Common Stock shall be entitled to vote on each matter submitted to a vote at a meeting of the shareholders;

(ii)

Five Million (5,000,000) shares shall be designated Preferred Stock. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divided and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established, $.001 par value per share, and 5,000,000 shares of blank check preferred stock, $.001 par value. Series of preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

ARTICLE VI

REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is 4800 Fairway Drive, Suite 101, Deerfield Beach, FL 33441. The name of the Corporation’s registered agent at that office is Roger J. Wittenberns.

ARTICLE VII

AFFILIATED TRANSACTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE VIII

CONTROL SHARE ACQUISITIONS

The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

ARTICLE IX

INDEMNIFICATION

The Corporation shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 25th day of July 2007.

/s/ Roger J. Wittenberns
Roger J. Wittenberns, President

CERTIFICATE OF ACCEPTANCE BY REGISTERED AGENT

Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of Diversified Health & Fitness, Inc., a Florida corporation (the “Corporation”), in the Corporation’s Amended and Restated Articles of Incorporation

Having been named as registered agent and to accept services of process for the Corporation at the registered office designated in the Corporation’s Amended and Restated Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of July 2007.

/s/ Roger J. Wittenberns
Roger J. Wittenberns
Registered Agent

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